UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                 Form S-8
                        REGISTRATION STATEMENT UNDER
                         THE SECURITIES ACT OF 1933


                             GATLIN HOLDINGS, INC.
            ------------------------------------------------------
            (Exact name of Registrant as specified in its charter)

                             SALEOUTLET.COM, INC.
                          ---------------------------
                          (Former name of Registrant)

           Nevada                                          88-0399260
-------------------------------                        -------------------
(State or other jurisdiction of                         (I.R.S. Employer
incorporation or organization)                         Identification No.)

                           350 East Michigan Ave.
                                Suite 410
                      Kalamazoo, Michigan  49007-3800
        -----------------------------------------------------------
        (Address of Principal Executive Offices including zip code)

                   Compensation and Consulting Agreements
                   --------------------------------------
                          (Full name of the plans)


                            L. Van Stillman, Esq.
                     Law Office of L. Van Stillman, PA
                     1177 George Bush Blvd., Suite 308
                        Delray Beach, Florida  33487
                  ---------------------------------------
                  (Name and address of agent for service)

                                (561) 330-9903
       -------------------------------------------------------------
       (Telephone number, including area code, of agent for service)


Approximate Date of Commencement of Proposed Sales under the Plan:

 As soon as practicable after this Registration Statement becomes effective
 --------------------------------------------------------------------------

                     Total Number of Pages:   8
                                            -----

Exhibit Index begins on sequentially numbered page:  8
                                                   -----

                     CALCULATION OF REGISTRATION FEE
                     -------------------------------


Title of                            Proposed            Proposed
Securities      Maximum Amount      Maximum             Amount of
to be           to be               Offering            Aggregate         Registration
Registered      Registered          Price per Share     Offering Price    Fee
----------      --------------      ---------------     --------------    ------------

$.001 par         3,250,000            $  0.15           $  487,500         $ 122.00





------------------------

[1] Pursuant to Rule 457(h), the maximum aggregate offering price (estimated solely for the purpose of calculating the registration fee based upon the average of the bid and asked price of the Registrant's Common Stock as of August 20, 2001) : 3.250,000 shares with a value of $0.15 per share.

                                PART I

           INFORMATION REQUIRED BY THE REGISTRATION STATEMENT
           --------------------------------------------------

Item 1.	Plan Information.
        -----------------

	Gatlin Holdings, Inc. has previously entered into agreements with third party consultants, officers, directors and attorneys for the issuance of our common stock in exchange for services these individuals provided. In consideration for increasing the scope of the continuing services rendered and to be rendered to the Company until such time as we generate sufficient cash flow from operations, and in order to compensate our consultants, officers, directors and attorneys, we prepared this Form S-8 registration statement to provide for the issuance of shares, as described below.

	We have agreed to issue up to 3,250,000 shares for corporate consulting and legal services to us as well as for the payment of compensation to certain officers and directors.


Item 2.	Registrant Information and Employee Plan Annual Information.
        ------------------------------------------------------------

	We shall provide consultants, officers, directors and attorneys, without charge upon their written or oral request the documents incorporated by reference herein in Item 3 of Part II of this Registration Statement. We shall also provide the consultants and attorneys, without charge, upon their written or oral request, with all other documents required to be delivered to them pursuant to Rule 428(b) under the Act. Any and all such requests shall be directed to us at our place of business as reflected in this Registration
Statement.


                               PART II

             INFORMATION REQUIRED IN REGISTRATION STATEMENT
             ----------------------------------------------

Item 3.	Incorporation of Documents by Reference.
        ----------------------------------------

	The following documents are incorporated by reference into this Registration Statement and made a part hereof:

(A)	Registrant's Form 10-KSB filed for the year ended December 31,
        2000 on May 15, 2001 and the 10-K/A filed on May 25, 2001.

(B)	Registrant's Forms 10-QSB's filed July 20, 2001 and August 20,
        2001.

(C)     All other reports which may be filed by the Registrant pursuant to
	Section 13(a), 13(c), 14 or 15(d) of the Exchange Act since the end of the fiscal year covered by Registrant's Form 10-KSB for the year ended December 31, 2000, prior to the filing of a post effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

(D) Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


Item 4.	Description of Securities.
        --------------------------

	We are registering up to 3,250,000 shares of our common stock, par value of $0.001 per share. Each holder of our common stock is entitled to one vote per share of common stock standing in such holder's name on our records on each matter submitted to a vote of our stockholders, except as otherwise required by law. Holders of our common stock do not have cumulative voting rights so that the holders of more than 50% of the combined shares of our common stock voting for the election of directors may elect all of the directors if they choose to do so and, in that event, the holders of the remaining shares of our common stock will not be able to elect any members to our board of directors. Holders of our common stock are entitled to equal dividends and distributions, per share, when, as and if declared by our board of directors from funds legally available. Holders of our common stock do not have pre-emptive rights to subscribe for any of our securities nor are any shares of our common stock redeemable or convertible into any of our other securities. If we liquidate, dissolve or wind up our business or affairs, our assets will be divided up pro-rata on a share-for-share basis among the holders of our common stock after creditors and preferred shareholders, if any, are paid.


Item 5.	Interests of Named Experts and Counsel.
        ---------------------------------------

	None.


Item 6.	Indemnification of Officers and Directors.
        ------------------------------------------

	Under the Nevada Business Associations Act (the "Business Association Act") Title 7, Chapter 78, directors of the Company will be liable to the Company or its shareholders for (a) the amount of a financial benefit received by the director to which the director is not entitled; (b) an intentional infliction of harm on the Company or its shareholders; (c) certain unlawful distributions to shareholders; and (d) an intentional violation of criminal law. These provisions do not limit or eliminate the rights of the Company or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care.

         The Company's Articles require the Company to indemnify each director and officer of the Company and his or her respective heirs, administrators, and executors against all liabilities and expenses reasonably incurred in connection with any action, suit, or proceeding to which he or she may be made a party by reason of the fact that he or she is or was a director or officer of the Company, to the full extent permitted by the laws of the state of Nevada now existing or as such laws may hereafter be amended. The expenses of officers and directors incurred in defending a civil or criminal action, suit, or proceeding shall be paid by the Company as they are incurred and in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Company.

         The Company may, at the discretion of the board of directors, indemnify any person who is or was a party or is threatened to be made party to any threatened, pending, or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another company, partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Company, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such a person shall have been adjudged to be liable to the Company, unless and only to the extent that the court in which the action or suit was brought shall determine on the application that despite the adjudication of liability but in the view of all circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as to the court deems proper.

         The Company's Bylaws permit the Company to purchase and maintain insurance on behalf of any Director, Officer, Agent or employee whether or not the Company would have the power to indemnify such person against the liability insured against.


Item 7.  Exemption from Registration Claimed.
         ------------------------------------

         Not Applicable


Item 8.  Exhibits:

         Pursuant to Item 601 of Rule S-K, the following Exhibits are annexed:

         Exhibit I.   See Exhibits in Exhibit Index following the Signature
                      Page.


Item 9.  Undertakings:
         -------------

	We hereby undertake:

     (a) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (b) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

     (c) That for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) We hereby undertake that, for the purposes of determining any liability under the Securities Act of 1933, as amended, each filing of our Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) Insofar as indemnification for liabilities arising under the Securities Act Of 1933, as amended, may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim against such liabilities
(other than payment by us of expenses paid or incurred by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                        SIGNATURE PAGE
                        --------------

	Pursuant to the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-8 and have duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Kalamazoo, the state of Michigan, on the 27th day of August, 2001.


                                      GATLIN HOLDINGS, INC.


                                      ______/s/Wes VanDam____________
                                      By:     Wes VanDam
                                      Title:  President and Director



	Pursuant to the requirements of the Securities Act of 1933, as amended, the Registration Statements has been signed by the following persons in the capacities and on the date indicated.


Dated:		Kalamazoo, Michigan
		August 27, 2001



                                      GATLIN HOLDINGS, INC.


                                      ______/s/Wes VanDam____________
                                      By:     Wes VanDam
                                      Title:  President and Director

                             EXHIBIT INDEX
                             -------------



EXHIBIT NUMBER        ITEM
--------------        ----

5.1                   Opinion regarding legality by Law Office of
                      L. Van Stillman, PA

23.1 Letter on audit report (consent of independent auditors) from Tedder, James, Worden & Associates, PA